Exhibit 99.1

                        Friendly's Restaurants Announce
      Appointment to Board; Mr. Perry D. Odak to Join Friendly's Board of
              Directors to Fill Vacancy Resulting from Resignation


    WILBRAHAM, Mass.--(BUSINESS WIRE)--Feb. 10, 2005--Friendly Ice Cream Corporation (AMEX:FRN) announced the appointment of Perry D. Odak to serve on the Company's Board of Directors effective March 1, 2005. Mr. Odak will fill the vacancy made available by the resignation of Charles A. Ledsinger, whose resignation becomes effective March 1, 2005. Mr. Ledsinger is the Chief Executive Officer of Choice Hotels International, Inc., an international hospitality chain.
    Mr. Odak is currently the President and Chief Executive Officer of Wild Oats Markets, Inc. (NASDAQ: OATS), one of the nation's leading chains of organic, specialty and natural food markets. In this position since 2001, Odak was brought in to succeed the founders and execute a turnaround of the company. Established in 1987, Wild Oats now has annual revenues of nearly $1 billion with more than 106 stores in the United States and Canada.
    Prior to joining Wild Oats Markets, Inc., Mr. Odak was recruited to join Ben & Jerry's Homemade, Inc. as its Chief Executive Officer and President. Before joining Ben & Jerry's, Mr. Odak maintained 25 years of senior management experience in a variety of consumer product and retailing businesses, including, Dial Corp., a Fortune 500 company, Jovan, Inc., an innovative fragrance and cosmetic company, and Atari Inc., a leading distributor of video game software.
    Mr. Odak holds a B.S. in Applied Economics from Cornell University in Ithaca, New York.
    Donald N. Smith, Friendly's Chairman of the Board of Directors said, "I'd like to thank Chuck Ledsinger for the invaluable contributions he's made to Friendly's. With the many demands for his time, I sincerely appreciate all that he has done for Friendly's".
    Smith went on to say, "We are pleased to welcome Perry to Friendly's Board of Directors. We believe his values, insight, and tremendous ice cream industry experience will make him a superb asset to our Company and a valuable addition to the Board."

    About Friendly's

    Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in over 535 company and franchised restaurants throughout the Northeast. The Company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 69-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (www.friendlys.com).

    CONTACT: Friendly's
             Maura C. Tobias, 413-543-2400 x 2814